SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                 SCHEDULE 13G/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 Amendment No. 3


                                  QUINENCO S.A.
                                (Name of Issuer)


                                  Common Shares
                         (Title of Class of Securities)


                                    74871810
                                 (CUSIP Number)

                                   August 2005
                                   March 2004
                                    June 2001
                                  December 1998
                                   March 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |X|      Rule 13d-1(d)

------------------                                            ------------------
CUSIP No. 74871810                                            Page 2 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Luksburg Foundation
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Liechtenstein
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    607,566,826
               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           607,566,826
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     607,566,826 (individually)
     894,422,801 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     56.3% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (HC)
--------------------------------------------------------------------------------

------------------                                            ------------------
CUSIP No. 74871810                                            Page 3 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Guillermo Luksic Craig
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER


               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        143,427,860
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    143,427,860
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     143,427,860 (individually)
     894,422,801 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.3% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

------------------                                            ------------------
CUSIP No. 74871810                                            Page 4 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Nicolas Luksic Puga
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER


               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        143,427,860
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    143,427,860
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     143,427,860 (individually)
     894,422,801 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.3% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

------------------                                            ------------------
CUSIP No. 74871810                                            Page 5 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inmobiliaria e Inversiones Rio Claro S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER


               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        143,427,860
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    143,427,860
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     143,427,860 (individually)
     894,422,801 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.3% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (HC)
--------------------------------------------------------------------------------

------------------                                            ------------------
CUSIP No. 74871810                                            Page 6 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andronico Luksic Craig
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER


               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        125,427,859
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    125,427,859
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     125,427,859 (individually)
     894,422,801(total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.6% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

------------------                                            ------------------
CUSIP No. 74871810                                            Page 7 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Patricia Lederer Tcherniak
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER


               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        125,427,859
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    125,427,859
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     125,427,859 (individually)
     894,422,801(total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.6% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

------------------                                            ------------------
CUSIP No. 74871810                                            Page 8 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inversiones Consolidadas S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER


               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        125,427,859
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    125,427,859
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     125,427,859 (individually)
     894,422,801(total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.6% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (HC)
--------------------------------------------------------------------------------

------------------                                            ------------------
CUSIP No. 74871810                                            Page 9 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andronico Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    128
               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        143,427,859
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           128
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    143,427,859
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     143,427,987 (individually)
     894,422,801 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.3% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

------------------                                           -------------------
CUSIP No. 74871810                                           Page 10 of 13 Pages
------------------                                           -------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Davor Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    128
               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        143,427,859
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           128
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    143,427,859
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     143,427,987 (individually)
     894,422,801 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.3% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

------------------                                           -------------------
CUSIP No. 74871810                                           Page 11 of 13 Pages
------------------                                           -------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Max Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER


               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        143,427,859
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    143,427,859
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     143,427,859 (individually)
     894,422,801 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.3% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

------------------                                           -------------------
CUSIP No. 74871810                                           Page 12 of 13 Pages
------------------                                           -------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Dax Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER


               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        143,427,859
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    143,427,859
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     143,427,859 (individually)
     894,422,801 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.3% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

------------------                                           -------------------
CUSIP No. 74871810                                           Page 13 of 13 Pages
------------------                                           -------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inversiones Salta S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER


               -----------------------------------------------------------------
 NUMBER OF     6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        143,427,859
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    143,427,859
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     143,427,859 (individually)
     894,422,801 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.3% (individually)
     82.8% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (HC)
--------------------------------------------------------------------------------

Item 2(a).   Name of Person Filing:

             Item 2(a) of the Schedule 13G is hereby amended in its entirety as follows:

             This statement is being filed by the Luksburg Foundation, Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer and Inversiones Salta S.A.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             Item 2(b) of the Schedule 13G is hereby amended in its entirety as follows:

             The address of the principal business office (or, if none, the residence) of each person filing this Schedule is as follows:

             The Luksburg Foundation has its principal business address at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein;

             Guillermo Luksic Craig resides in Chile and has his principal business address at Enrique Foster Sur 20, 16th Floor, Santiago, Chile;

             Nicolas Luksic Puga resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Republic of Chile;

             Inmobiliaria e Inversiones Rio Claro S.A. is located at Enrique Foster Sur 20, 18th Floor, Santiago, Chile;

             Andronico Luksic Craig resides in Chile and has his principal business address at Enrique Foster Sur 20, 16th Floor, Santiago, Chile;

             Patricia Lederer Tcherniak resides in Chile and has her principal business address at Enrique Foster Sur 20, 18th Floor, Santiago, Chile;

             Inversiones Consolidadas S.A. is located at Enrique Foster Sur 20, 18th Floor, Santiago, Chile;

             Andronico Luksic Lederer resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile;

             Davor Luksic Lederer resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile;

             Max Luksic Lederer (minor), son of Andronico Luksic Craig and Patricia Lederer Tcherniak, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile;

             Dax Luksic Lederer (minor), son of Andronico Luksic Craig and Patricia Lederer Tcherniak, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile; and

             Inversiones Salta S.A. is located at Enrique Foster Sur 20, 18th Floor, Santiago, Chile.

Item 2(c).   Citizenship:

             Item 2(c) of the Schedule 13G is hereby amended in its entirety as follows:

             See item 4 on Page 2
             See item 4 on Page 3
             See item 4 on Page 4
             See item 4 on Page 5
             See item 4 on Page 6
             See item 4 on Page 7
             See item 4 on Page 8
             See item 4 on Page 9
             See item 4 on Page 10
             See item 4 on Page 11
             See item 4 on Page 12
             See item 4 on Page 13

Item 4.      Ownership

             Item 4 of the Schedule 13G is hereby amended in its entirety as follows:

             (a)   Amount beneficially owned:

                   See item 9 on Page 2
                   See item 9 on Page 3
                   See item 9 on Page 4
                   See item 9 on Page 5
                   See item 9 on Page 6
                   See item 9 on Page 7
                   See item 9 on Page 8
                   See item 9 on Page 9
                   See item 9 on Page 10
                   See item 9 on Page 11
                   See item 9 on Page 12
                   See item 9 on Page 13

             (b)   Percent of class:

                   See item 11 on Page 2
                   See item 11 on Page 3
                   See item 11 on Page 4
                   See item 11 on Page 5
                   See item 11 on Page 6
                   See item 11 on Page 7
                   See item 11 on Page 8
                   See item 11 on Page 9
                   See item 11 on Page 10
                   See item 11 on Page 11
                   See item 11 on Page 12
                   See item 11 on Page 13

             (c)   Number of shares as to which such person has:

                   (i)     Sole power to vote or to direct the vote:

                           See item 6 on Page 2

                   (ii)    Shared power to vote or to direct the vote:

                           See item 6 on Page 3
                           See item 6 on Page 4
                           See item 6 on Page 5
                           See item 6 on Page 6
                           See item 6 on Page 7
                           See item 6 on Page 8
                           See item 6 on Page 9
                           See item 6 on Page 10
                           See item 6 on Page 11
                           See item 6 on Page 12
                           See item 8 on Page 13

                   (iii) Sole power to dispose or to direct the disposition of:

                           See item 8 on Page 2

                   (iv) Shared power to dispose or to direct the disposition of:

                           See item 8 on Page 3
                           See item 8 on Page 4
                           See item 8 on Page 5
                           See item 8 on Page 6

                           See item 8 on Page 7
                           See item 8 on Page 8
                           See item 8 on Page 9
                           See item 8 on Page 10
                           See item 8 on Page 11
                           See item 8 on Page 12
                           See item 8 on Page 13

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Item 7 of the Schedule 13G is hereby amended in its entirety as follows:

             See Exhibit B.

Item 8.      Identification and Classification of Members of the Group.

             Item 7 of the Schedule 13G is hereby amended in its entirety as follows:

             See Exhibit C.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: Date: March 17, 2006


Luksburg Foundation


By: /s/ Guillermo Luksic Craig
    ----------------------------------
    Name: Guillermo Luksic Craig


By: /s/ Jean-Paul Luksic Fontbona
    ----------------------------------
    Name: Jean-Paul Luksic Fontbona


Guillermo Luksic Craig
Nicolas Luksic Puga
Immobiliaria e Inversiones Rio Claro S.A.


By: /s/ Mario Garrido Taraba
    ----------------------------------
    Name: Mario Garrido Taraba
    Title: Attorney-In-Fact


Andronico Luksic Craig
Patricia Lederer Tcherniak
Inversiones Consolidadas S.A.
Andronico Luksic Lederer
Davor Luksic Lederer
Max Luksic Lederer
Dax Luksic Lederer
Inversiones Salta S.A.


By: /s/ Rodrigo Terre Fontbana
    ----------------------------------
    Name: Rodrigo Terre Fontbana
    Title: Attorney-In-Fact

                                  EXHIBIT INDEX

Exhibit      Description                                                       Page
-------      -----------                                                       ----
Exhibit A    1.  Joint Filing Agreement of Luksburg Foundation (together
                 with power of attorney) ...................................    21

             2.  Joint Filing Agreement of Guillermo Luksic Craig, Nicolas
                 Luksic Puga and Inmobiliaria e Inversiones Rio Claro S.A...    23

             3.  Joint Filing Agreement of Andronico Luksic Craig,
                 Patricia Lederer Tcherniak, Inversiones Consolidadas
                 S.A., Andronico Luksic Lederer, Davor Luksic Lederer,
                 Max Luksic Lederer, Dax Luksic Lederer and Inversiones
                 Salta S.A. ................................................    24

Exhibit B    Entities Owned by the Luksburg Foundation .....................    25

Exhibit C    Identification of Members of a Group ..........................    26

                                                   Exhibit A-1 to Schedule 13G/A

      1. The undersigned persons (the "Reporting Persons") hereby agrees that a joint statement of this schedule 13G/A, and any amendments thereto, be filed on their behalf by Guillermo Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile and Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: Date: March 17, 2006


                                      Luksburg Foundation


                                      By: /s/ Guillermo Luksic Craig
                                          ------------------------------------
                                      Name: Guillermo Luksic Craig


                                      By: /s/ Jean-Paul Luksic Fontbona
                                          ------------------------------------
                                      Name: Jean-Paul Luksic Fontbona

                                                   Exhibit A-2 to Schedule 13G/A

         2. The undersigned persons (the "Reporting Persons") hereby agree that a joint statement of this schedule 13G/A, and any amendments thereto, be filed on their behalf by Mario Garrido Taraba, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: Date: March 17, 2006


                                      Guillermo Luksic Craig
                                      Nicolas Luksic Puga
                                      Inmobiliaria e Inversiones Rio Claro S.A.


                                      By:  /s/ Mario Garrido Taraba
                                          ------------------------------------
                                      Name: Mario Garrido Taraba
                                      Title: Attorney-in-fact

                                                   Exhibit A-3 to Schedule 13G/A

      3. The undersigned persons (the "Reporting Persons") hereby agree that a joint statement of this schedule 13G/A, and any amendments thereto, be filed on their behalf by Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: Date: March 17, 2006


                                      Andronico Luksic Craig
                                      Patricia Lederer Tcherniak
                                      Inversiones Consolidadas S.A.
                                      Andronico Luksic Lederer
                                      Davor Luksic Lederer
                                      Max Luksic Lederer
                                      Dax Luksic Lederer
                                      Inversiones Salta S.A.


                                      By:  /s/ Rodrigo Terre Fontbona
                                          ------------------------------------
                                      Name: Rodrigo Terre Fontbona
                                      Title: Attorney-in-fact

                                                     Exhibit B to Schedule 13G/A

                    Entities Owned by the Luksburg Foundation

      The Luksburg Foundation ("Luksburg") holds its 607,566,826 common shares of Quinenco S.A. through a series of entities that it owns or controls directly or indirectly, including Dolberg Finance Corporation Establishment ("Dolberg"), a Liechtenstein establishment, Ruana Copper Corporation Establishment ("Ruana"), a Liechtenstein establishment, Lanzville Investments Establishment ("Lanzville"), a Liechtenstein establishment, and Geotech Establishment ("Geotech"), a Liechtenstein establishment. Luksburg holds 240,938,000 common shares (22.3%) of Quinenco S.A. through Ruana (the registered holder of these shares is Ruana Copper A.G. Agencia Chile, a Chilean agency, ("Ruana Chile")). Ruana Chile owns directly 9.1% and indirectly through its 97.4% interest in Cia. de Inversiones Adriatico S.A., 90.4% of Inversiones Orengo S.A. ("Orengo"). Orengo in turn owns an additional 2,465,667 shares of Quinenco S.A. The remainder of the shares are held through Dolberg, Lanzville and Geotech, which respectively own 50.7%, 14.1% and 29.8%, of Andsberg Ltd ("Andsberg Jersey"), a Jersey limited liability company, which in turn owns 100% of Andsberg Inv. Ltd, a Jersey limited liability company, which in turn owns 100% of Andsberg Inversiones Ltda ("Andsberg Chile"), a Chilean limited liability partnership. Andsberg Chile owns 364,163,159 common shares (33.7%) of Quinenco S.A.

      Andsberg Inv. Ltd is located at 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX.

      Andsberg Inversiones Ltda. is located at Ahumada 11, Oficina 206, Santiago, Chile.

      Andsberg Ltd is located at 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX.

      Cia. de Inversiones Adriatico S.A. is located at Ahumada 11, Oficina 206, Santiago, Chile.

      Dolberg Finance Corporation Establishment is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

      Geotech is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

      Lanzville Investments Establishment is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

      Ruana Copper A.G. Agencia Chile is located at Ahumada 11, Oficina 206, Santiago, Chile.

      Ruana Copper Corporation Establishment is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

      Inversiones Orengo S.A. is located at Ahumada 11, Oficina 206, Santiago, Chile.

                                                     Exhibit C to Schedule 13G/A

                                Members of Group:


Luksburg Foundation                                                      (HC)
Guillermo Luksic Craig                                                   (IN)
Nicolas Luksic Puga                                                      (IN)
Inmobiliaria e Inversiones Rio Claro S.A.                                (HC)
Andronico Luksic Craig                                                   (IN)
Patricia Lederer Tcherniak                                               (IN)
Inversiones Consolidadas S.A.                                            (HC)
Andronico Luksic Lederer                                                 (IN)
Davor Luksic Lederer                                                     (IN)
Max Luksic Lederer                                                       (IN)
Dax Luksic Lederer                                                       (IN)
Inversiones Salta S.A.                                                   (HC)

Aggregate amount of common shares beneficially owned by group: 894,422,801

Percent of class: 82.8%